 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K

______________________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): July 14, 2016 (July 13, 2016)
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ASCENT SOLAR TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

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Delaware	001-32919	20-3672603
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Grant Street Thornton, Colorado		80241
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code:    (720) 872-5000
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Offering of Senior Secured Convertible Notes

On July 13, 2016, Ascent Solar Technologies, Inc., a Delaware corporation (the “Company”), entered into a securities purchase agreement (the “Note SPA”) with a private investor (“Investor”), for the private placement of up to $2,080,000 of the Company’s 4% Original Issue Discount Senior Secured Convertible Promissory Notes (“Notes”).

On July 13, 2016, the Company sold and issued $364,000 principal amount of Notes to Investor in exchange for $350,000 of gross proceeds.

The Company will sell and issue the remaining $1,716,000 principal amount of Notes to Investor in exchange for $1,650,000 of gross proceeds in six additional weekly tranches scheduled to occur during July and August 2016.

Exchange of Outstanding Series H Preferred Stock for Senior Secured Convertible Notes

On June 9, 2016, the Company and the Investor entered into a securities purchase agreement (the “Series H SPA”) for the private placement of up to $2,500,000 of the Company’s Series H 7% Convertible Preferred Stock (“Series H Preferred Stock”). To date, the Company has sold and issued 830 shares of Series H Preferred Stock to the Investor in exchange for $830,000 of gross proceeds.

In connection with the offering of the Notes, the Company and the Investor also entered into an Exchange Agreement dated July 13, 2016 (the “Exchange Agreement”). Under the terms of the Exchange Agreement, the outstanding shares of Series H Preferred Stock (approximately $833,000 of capital and accrued dividends) have been cancelled. In exchange, the Company has issued to the Investor approximately $866,000 of Notes.

Accordingly, the Company now has (i) an aggregate of $1,230,000 principal amount of Notes outstanding and (ii) no shares of Series H Preferred Stock which remain outstanding.

The Company and the Investor have agreed to cancel any remaining obligations under the Series H SPA to issue and purchase any additional shares of Series H Preferred Stock.

Terms of the Senior Secured Convertible Notes

Unless earlier converted or prepaid, all of the Notes will mature July 13, 2017 (the “Maturity Date”). The Notes bear interest at a rate of 10% per annum, subject to increase to 24% per annum upon the occurrence and continuance of an event of default (as described below). Principal on the Notes is payable on the Maturity Date. Interest on the Notes is payable quarterly. Principal and interest are payable in cash or, if specified equity conditions are met, shares of Common Stock.

The Notes contain standard and customary events of default including but not limited to: (i) failure to make payments when due under the Notes and the Series D Preferred Stock; and (ii) bankruptcy or insolvency of the Company. If there is an event of default, a holder of the Notes may require the Company to immediately repay the Notes in cash, at a price equal to 125% of the principal amount and accrued and unpaid interest.

All principal and accrued interest on the Notes are convertible at any time, in whole or in part, at the option of the Investor into shares of Common Stock at a variable conversion price equal to the lowest of (i) $0.045 (the “Fixed Conversion Price”), (ii) 70% of the lowest volume weighted average price (“VWAP”) of our Common Stock for the ten consecutive trading day period prior to the conversion date or (iii) 70% of the lowest closing bid price of our Common Stock for the ten consecutive trading day period prior to the conversion date. If certain defined triggering events occur, then the conversion price would thereafter be reduced (and only reduced), to equal 60% of the lower of (i) the lowest closing bid price of the Common Stock for the thirty consecutive trading day period prior to the conversion date or (ii) the lowest VWAP of the Common Stock for the thirty consecutive trading day period prior to the conversion date. In addition, on the 90th day and also on the 180th day from the date of the Note SPA, the Investor may reset the Fixed Conversion Price to thereafter be equal to the VWAP of the Common Stock for such day or if such 90th or 180th day is not a trading day, then the VWAP for the immediately preceding trading day.

The Notes may not be converted and shares of Common Stock may not be issued pursuant to the Notes if, after giving effect to the conversion or issuance, the holder together with its affiliates would beneficially own in excess of 9.99% of the outstanding shares of Common Stock. At the holder’s option, the cap may be raised or lowered from time to time to any other percentage not in excess of 9.99%, except that any increase will only be effective upon 61-days’ prior notice to the Company.

The Notes will be secured by a security interest in substantially all of the Company’s assets. The subsidiaries of the Company have guaranteed the Company’s obligations under the Notes.

In connection with the Note SPA, the Company entered into a related registration rights agreement (the “Note RRA”) agreeing to register the shares of Common Stock which may be issued upon conversion of the Notes. The Note RRA requires the Company to file a resale registration statement with the Securities and Exchange Commission (the “SEC”) within 60 days of the date of the Note SPA, and to have such registration statement declared effective within 30 days after such filing.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.
Item 3.02 Unregistered Sales of Equity Securities.
All of the securities described in this Current Report on Form 8-K were or will be offered and sold in reliance upon exemptions from registration pursuant to Section 3(a)(9) and 4(a)(2) under the Securities Act of 1933, as amended (“Securities Act”), and Rule 506 of Regulation D promulgated thereunder. The offerings were made to “accredited investors” (as defined by Rule 501 under the Securities Act).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASCENT SOLAR TECHNOLOGIES, INC.

July 14, 2016	By:	/s/ Victor Lee
Name: Victor Lee
Title: Chief Executive Officer